As filed with the Securities and Exchange Commission on March 6, 2002

                                Registration No:

                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             BREK ENERGY CORPORATION
                         (formerly First Ecom.Com, Inc.)
             (Exact name of registrant as specified in its charter)

            Nevada                                        98-0206979
          (State of                          (IRS Employer Identification No.)
incorporation or organization)

             19th Floor, 80 Gloucester Road, Wan Chai, Hong Kong SAR
               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None.

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box   [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section  12(g)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(d), check the following box   [X]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class                          Name of each exchange on which
-------------------                          ------------------------------
to be so registered                          each class is to be registered
-------------------                          ------------------------------

Common Share Purchase Right                  Nasdaq National Market



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Item 1.  Description of Registrant's Securities to be Registered

On December 5, 2001, the Board of Directors of BREK Energy Corporation (the "Company") adopted a Shareholder Rights Plan (the "Rights Plan"). The purpose of the Rights Plan is to deter, and protect the Company's shareholders from, certain coercive and otherwise unfair takeover tactics and enable the Board of Directors to represent effectively the interests of shareholders in the event of a takeover attempt. The Rights Plan does not deter negotiated mergers or business combinations that the Board of Directors determines to be in the best interests of the Company and its shareholders. In connection with the adoption of the Rights Plan, the Company entered into a Rights Agreement (the "Agreement") with U.S. Bank, N.A. (the "Rights Agent") dated as of March 1, 2002, a copy of which is incorporated herein by reference.

On March 20, 2002 (the "Record Date"), the Board of Directors of the Company will declare a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $0.001 per share, of the Company (the "Common Shares"). The dividend is payable on March 20, 2002 to the stockholders of record on that date. Once the Rights become exercisable, each one entitles the registered holder to purchase from the Company five (5) Common Shares at a price of $0.01 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Agreement.

The Rights first become exercisable on the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") have acquired beneficial ownership of 10% or more of the outstanding Common Shares or (ii) such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Shares which could result in such person or group becoming the beneficial owner of more than 10% of the outstanding Common Shares. Until the Distribution Date, the Rights will not be represented by a separate certificate, and will not be transferable apart from the Common Stock, but will instead be evidenced, (i) with respect to any of the shares of Common Stock held in uncertificated book-entry form (a "Book-Entry") outstanding as of the Record Date, by such Book-Entry and (ii) with respect to the shares of Common Stock evidenced by Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates, together with a copy of the Summary of Rights (as attached to the Agreement).

The Rights will expire on December 31, 2020 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

The Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. Until the Distribution Date (or earlier redemption or expiration of the Rights), transfer on the Company's stock ownership records of Common Stock represented by a Book-Entry or a certificate outstanding as the Record Date, and, in each case, with or without a copy of the


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Summary of Rights attached thereto, will also constitute the transfer of the
Rights associated with the Common Stock represented by such Book-Entry or certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or its parent) which at the time of such transaction will have a market value equal to the market value of the Common Shares issuable upon exercise of the Right.

At any time before the Distribution Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") payable, at the option of the Company, in cash, Common Shares or such other form of consideration as the Board of Directors of the Company shall determine. The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

At any time after the Distribution Date and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, for shares of Common Shares, at an exchange ratio of one Common Share per Right.

The Purchase Price payable, and the number of Common Shares issuable, upon exercise of each Right are subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Common Shares will be issued (other than fractions which are integral multiples of one ten-thousandth of a Common Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.


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At any time before the Distribution Date, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Agreement (including the date on which the Expiration Date or the Distribution Date shall occur, the amount of the Purchase Price or the definition of "Acquiring Person"), except that no supplement or amendment shall be made that reduces the Redemption Price of the Rights.

From and after the Distribution Date, and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend the Agreement without the approval of any holders of Rights (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of the Agreement or (b) to otherwise change or supplement any other provisions in the Agreement in any matter which the Company may deem necessary or desirable and which in each such case shall not (i) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person),
(ii) cause the Agreement again to become otherwise amendable or (iii) cause the Rights again to become redeemable.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Item 2.  Exhibits

**3.1    Amended and Restated Articles of Incorporation of BREK Energy
         Corporation.
*3.2     By-Laws of BREK Energy Corporation.
*4.1     Specimen Certificate evidencing shares of Common Stock.
**4.2 Rights Agreement between BREK Energy Corporation and U. S. Bank, N.A. dated March 1, 2002.

* Incorporated herein by reference to the Company's Registration Statement on Form 10 filed October 21, 1999.

** Incorporated herein by reference to the Company's report on Form 8-K filed March 6, 2002.


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

March 6, 2002

                             BREK ENERGY CORPORATION
                                   Registrant

                             By: /s/    Kenneth Telford
                                 ------------------------------------------
                                 Name:  Kenneth Telford
                                 Title: Secretary and Chief Financial Officer